Exhibit 99.1

Contact:

Media:	Jessie Wuerst (509) 495-8578, jessie.wuerst@avistacorp.com

Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com

Avista 24/7 Media Access (509) 495-4174

Avista Corp. Reports Results for the Third Quarter of 2005

Q3 results reflect improvement for Avista Utilities and a net loss at Avista Energy primarily as a result of natural gas inventory

SPOKANE, Wash. – October 27, 2005, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today reported a net loss of $9.0 million, or $0.19 per diluted share, for the third quarter of 2005. For the third quarter of 2004, the net loss was $9.8 million, or $0.20 per diluted share. Avista Corp.’s net income was $19.8 million, or $0.40 per diluted share, for the nine months ended Sept. 30, 2005, an increase from $12.6 million, or $0.26 per diluted share, for the nine months ended September 30, 2004.

“It continues to be a challenging year for Avista Energy. As was the case during the first quarter, substantial increases in natural gas prices have had a continuing negative effect on Avista Energy’s earnings primarily due to the accounting treatment for Avista Energy’s management of natural gas inventory. This negative impact is expected to reverse in future periods when the natural gas is withdrawn from storage,” said Avista Chairman, President and Chief Executive Officer Gary G. Ely.

“The utility results for the third quarter of 2005 were affected by higher electric resource costs and the absorption of excess costs under the Energy Recovery Mechanism dead band in the state of Washington. We believe that our utility operations are well positioned for a strong fourth quarter and modest improvement for 2006 primarily as a result of general rate increases. However, we are concerned about the effect that higher energy prices may have on our customers and ultimately our shareholders,” Ely said.

Results for the third quarter of 2005 and the nine months ended Sept. 30, 2005 (YTD), as compared to the respective periods of 2004:

($ in thousands, except per-share data)	Q3 2005	Q3 2004	YTD 2005	YTD 2004
Operating Revenues	$265,679	$241,552	$901,175	$811,172
Income from Operations	$4,811	$4,545	$92,213	$84,339
Net Income (Loss)	$(9,037)	$(9,782)	$19,756	$12,574
Business Segments: (contribution to earnings (loss) per diluted share)
Avista Utilities	$(0.04)	$(0.15)	$0.72	$0.26
Energy Marketing & Resource Management	$(0.17)	$(0.03)	$(0.34)	$0.08
Avista Advantage	$0.03	$0.01	$0.06	—
Other	$(0.01)	$(0.03)	$(0.04)	$(0.07)
SUBTOTAL (before cumulative effect of accounting change)	$(0.19)	$(0.20)	$0.40	$0.27
Cumulative effect of accounting change	—	—	—	$(0.01)
Total earnings (loss) per diluted share	$(0.19)	$(0.20)	$0.40	$0.26

Recent Legal Developments

On Oct. 19, 2005, the United States District Court for the Eastern District of Washington issued an order granting Avista’s motion to dismiss a shareholder lawsuit. This complaint, originally filed against the company and certain current and former officers in September 2002, alleged violations of federal securities laws through alleged misstatements and omissions of material facts with respect to the company’s energy trading practices in western power markets. The order of dismissal was issued by the Court without prejudice, allowing the plaintiffs 14 days to amend their complaint to address certain issues identified by the Court.

Third Quarter and Year-to-Date 2005 Highlights

Avista Utilities: Avista Utilities had a net loss of $1.8 million, or $0.04 per diluted share, for the third quarter of 2005, compared to a net loss of $7.3 million, or $0.15 per diluted share, for the third quarter of 2004. The third quarter is typically the lowest earnings quarter for Avista Utilities. The results for the third quarter of 2005 were further reduced primarily due to higher electric resource costs and the absorption of $8.2 million of the Energy Recovery Mechanism (ERM) dead band during the period, which included the reversal of the $0.7 million benefit from the first half of 2005. In 2004, the entire $9 million dead band was expensed during the first half of the year. The net loss for the third quarter of 2004 was primarily due to write-offs of $14.7 million ($9.6 million, net of taxes) related to the Idaho Public Utilities Commission (IPUC) general rate case order.

Avista Utilities contributed $35.6 million to net income, or $0.72 per diluted share, for the nine months ended Sept. 30, 2005, an increase from $12.6 million, or $0.26 per diluted share, for the nine months ended Sept. 30, 2004. The increase reflects the positive effects of general rate increases implemented during the second half of 2004 in Washington and Idaho and the gain on the sale of Avista Utilities’ South Lake Tahoe natural gas properties. Comparing 2005 to 2004, in 2004 year-to-date results were reduced by write-offs related to the IPUC general rate case order. On a year-to-date basis for 2005, Avista has expensed $7.5 million of the $9 million dead band and expects to absorb the remaining $1.5 million during the fourth quarter. The expensing of the $9 million dead band was anticipated in Avista’s 2005 earnings guidance.

During the period from January through the first half of March 2005, the Inland Northwest experienced an unusually warm and dry winter. However, during late March through the second quarter of 2005, precipitation and hydroelectric conditions improved. Avista expects hydroelectric generation will be approximately 94 percent of normal in 2005, even with a forecast of below normal precipitation and streamflows for the fourth quarter. This expectation is subject to change based upon precipitation, temperatures and other variables. The earnings impact of below normal hydroelectric generation is mitigated by regulatory mechanisms in Washington and Idaho that defer 90 percent of increased power supply costs for recovery in future periods, excluding the $9 million dead band in Washington.

In March 2005, Avista Utilities filed a request with the Washington Utilities and Transportation Commission (WUTC) to increase its base electric and natural gas rates. On Aug. 12, 2005, Avista, the WUTC staff, the Northwest Industrial Gas Users and the Energy Project entered into a settlement that, if approved by the WUTC, would resolve all issues in Avista’s electric and natural gas general rate cases. The Public Counsel Section of the Washington Attorney General’s Office and the Industrial Customers of Northwest Utilities did not join in the settlement agreement. Hearings were held in October 2005, and the parties have requested that the settlement agreement become effective January 1, 2006. The WUTC can take several actions with respect to the settlement including, but not limited to, approving it as presented, rejecting it and ordering additional rate case proceedings, or approving it with conditions that would also be subject to the acceptance of the settling parties.

The revised rate increase requests in the settlement are designed to increase annual electric and natural gas revenues by $22.1 million and $1.0 million, respectively. The majority of the increase in electric revenues provides for an increased level of power supply costs to be recovered in base rates. As such, this portion of the increase will not increase gross margin or net income. The settlement agreement provides for an overall rate of return of 9.11 percent, including a return on common equity of 10.4 percent based on an equity level of 40 percent. Under the settlement agreement, Avista has agreed to increase the utility equity component to 35 percent by the end of 2007 and 38 percent by the end of 2008. If these targets are not met, it could result in a reduction in base retail rates. The utility equity component was approximately 31 percent as of September 30, 2005.

The settlement agreement also provides for modifications to the ERM, including a reduction in the dead band from $9.0 million to $3.0 million. In addition, the current ERM surcharge of 9.8 percent would be increased to 10.8 percent to increase the rate at which deferred power costs are recovered.

During the third quarter of 2005, Avista filed purchased gas cost adjustment requests in Washington, Idaho and Oregon to increase natural gas rates to reflect higher natural gas costs. Oregon natural gas rates were increased 22.5 percent effective October 1, and Avista has received approval for a 23.5 percent increase in Washington to become effective November 1. Avista has requested a 23.8 percent increase in Idaho to become effective November 1. These natural gas rate increases are designed to pass through changes in purchased natural gas costs to customers with no change in Avista Utilities’ gross margin or net income.

The company filed its license application with the Federal Energy Regulatory Commission (FERC) in July 2005 for the Spokane River Project representing five hydroelectric plants on the Spokane River. Avista’s current license for the Spokane River Project expires on Aug. 1, 2007. The company has requested the FERC to consider a license for Post Falls that is separate from the other four hydroelectric plants. This is due to the fact that Post Falls presents more complex issues that may take longer to resolve than those dealing with the other facilities of the Spokane River Project.

Energy Marketing and Resource Management: This business segment had a net loss of $8.3 million, or $0.17 per diluted share, for the third quarter of 2005, compared to a net loss of $1.2 million, or $0.03 per diluted share, for the third quarter of 2004. The net loss for the third quarter of 2005 was primarily related to losses in Avista Energy’s natural gas portfolio with a significant portion of the loss due to the accounting for the management of natural gas inventory that is further discussed below. The net loss for the third quarter of 2004 was due to an impairment charge related to a generating asset owned by Avista Power.

This business segment had a net loss of $16.9 million, or $0.34 per diluted share, for the nine months ended Sept. 30, 2005, compared to net income of $3.8 million, or $0.08 per diluted share, for the nine months ended Sept. 30, 2004. The net loss for year-to-date 2005 was primarily related to losses in Avista Energy’s natural gas portfolio during the first and third quarters. Increases in natural gas prices had an overall negative impact on results for 2005. While Avista Energy’s portfolio is within its internally established limits and in accordance with its risk management practices, losses can and do occur when the market moves contrary to Avista Energy’s positions, which has occurred during 2005. As markets moved counter to certain positions, Avista Energy acted to adjust its position consistent with established risk management practices. This reduced the market risk but had the effect of locking in losses that were recorded during the first and third quarters of 2005. These losses can be magnified when there are large unforeseen fluctuations or disruptions in the market, such as those caused by the hurricanes in the southeastern United States during the third quarter.

Avista Energy continued to produce positive results on the electric side of its business that includes trading, marketing and managing the output and availability of combustion turbines and hydroelectric assets owned by other entities. Avista Energy continues to seek opportunities to expand its business of optimizing generation assets owned by other entities and has expanded its natural gas end-user business to commercial and industrial customers in Montana.

The operations of Avista Energy are managed on an economic basis, reflecting all contracts and assets under management at estimated market value consistent with industry practices, which is different from the required accounting for certain contracts and physical assets under management. Under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” certain contracts that are considered derivatives and accounted for at market value, economically hedge other contracts and physical assets under management that are not considered derivatives and are generally accounted for at the lower of cost or market value. The accounting treatment does not impact the underlying cash flows or economics of these transactions. These differences are generally reversed in future periods as market values change or the contracts are settled or realized. These differences primarily relate to Avista Energy’s management of natural gas inventory, as well as Avista Energy’s control of natural gas-fired generation through a power purchase agreement. These differences had a $7.7 million negative effect on results for the third quarter of 2005 and accounted for almost 70 percent of the net loss for Avista Energy during the nine months ended Sept. 30, 2005. Avista Energy anticipates that losses of approximately $12 million, net of tax, associated with natural gas inventory will be reversed when the natural gas is withdrawn from storage, which is forecasted to occur during the first quarter of 2006. However, the loss could increase or decrease prior to that time depending on changes in natural gas prices.

In July 2005, Avista Energy amended its committed credit agreement to increase the amount available from $110 million to $145 million and to extend the expiration date by two years to July 2007.

Avista Advantage: This business segment completed its fifth consecutive quarter of positive earnings, contributing $1.3 million, or $0.03 per diluted share, for the third quarter of 2005. This is compared to net income of $0.4 million, or $0.01 per diluted share, for the third quarter of 2004. For the nine months ended Sept. 30, 2005, Avista Advantage contributed $3.0 million to net income, or $0.06 per diluted share, compared to net income of less than $0.1 million for the nine months ended Sept. 30, 2004. Through Sept. 30, 2005, Avista Advantage has already exceeded its original earnings guidance for the full year of 2005. The improvement for the third quarter and year-to-date 2005 over 2004 was primarily due to an increase in operating revenues from customer growth, as well as the settlement of an employment contract during 2004.

Avista Advantage’s revenues increased by 38 percent for the nine months ended Sept. 30, 2005, as compared to the same period one year ago, while the average cost of processing a bill decreased by 7 percent for the same period.

Other Business Segment: This business segment had a net loss of $0.2 million, or $0.01 per diluted share, for the third quarter of 2005, compared to a net loss of $1.6 million, or $0.03 per diluted share, for the third quarter of 2004. For the nine months ended Sept. 30, 2005, this business segment had a net loss of $2.0 million, or $0.04 per diluted share, compared to a net loss of $3.4 million (excluding the cumulative effect of accounting change), or $0.07 per diluted share, for the nine months ended Sept. 30, 2004.

Liquidity and Capital Resources: During the nine months ended Sept. 30, 2005, positive cash flows from operations, proceeds from the sale of Avista’s South Lake Tahoe natural gas distribution properties and a reduction in the company’s total cash position were used to fund the majority of Avista’s cash requirements, including utility capital expenditures and dividends. Utility capital expenditures totaled approximately $150 million, the most significant of which was the acquisition of the remaining interest in Coyote Springs 2. For 2006, Avista is establishing a utility capital budget of approximately $160 million.

In September 2005, Avista Corp. terminated the lease agreement with and acquired the Rathdrum CT from WP Funding LP (an entity whose financial statements have been consolidated since 2003). As a result of this transaction, Avista Corp. is no longer including WP Funding LP in its consolidated financial statements as of Sept. 30, 2005. This transaction and deconsolidation did not have a material effect on the company’s total consolidated assets, liabilities, stockholders’ equity or results of operations. From a consolidated perspective, the $56.3 million of WP Funding LP debt and third-party investment was replaced with borrowings on Avista Corp.’s committed line of credit. Avista Corp. expects to issue long-term debt during the fourth quarter of 2005 to, among other things, refinance these borrowings.

The balance outstanding under Avista Corp.’s five-year $350 million committed line of credit increased $89 million during the nine months ended Sept. 30, 2005, to $157 million as of Sept. 30, 2005, primarily to fund the debt redemption and maturities including the WP Funding LP transaction.

Excluding the planned long-term debt issuance during the fourth quarter of 2005, Avista expects cash flows from operations and Avista Corp.’s committed line of credit to provide adequate resources to pay dividends, fund capital expenditures, repay maturing long-term debt and meet other contractual commitments.

Earnings Guidance and Outlook

For 2005, Avista is revising its guidance for consolidated earnings to a range of $0.65 to $0.75 per diluted share from a range of $0.95 to $1.05 per diluted share, due to the underperformance of the Energy Marketing and Resource Management segment. The company still expects Avista Utilities to contribute in the range of $0.95 to $1.05 per diluted share for 2005. The outlook for the utility assumes normal weather and temperatures, and below normal hydroelectric generation for the fourth quarter of 2005.

The 2005 outlook for the Energy Marketing and Resource Management segment has been revised to a range of a loss of $0.30 to $0.35 per diluted share from a range of a loss of $0.05 to a contribution of $0.05 per diluted share. The revised outlook for this segment assumes stable natural gas prices and no positive or negative effect of accounting for the management of natural gas inventory. For the year 2005, the company expects Avista Advantage to contribute approximately $0.08 per diluted share and the Other segment to lose $0.05 per diluted share.

For 2006, Avista is initiating its guidance for consolidated earnings to be in the range of $1.30 to $1.45 per diluted share. The company expects Avista Utilities to contribute in the range of $1.00 to $1.15 per diluted share for 2006. The outlook for the utility assumes normal weather, temperatures and hydroelectric generation, as well as the implementation of the Washington general rate increase as designed in the settlement agreement on January 1, 2006. The 2006 outlook for the Energy Marketing and Resource Management segment is a range of a contribution of $0.20 to $0.30 per diluted share, excluding any positive or negative effects of changes in prices on the accounting for the management of natural gas inventory. The company expects Avista Advantage to contribute in a range of $0.10 to $0.12 per diluted share and the Other business segment to lose $0.05 per diluted share.

In addition to the earnings forecasts for 2006, if natural gas prices remain at September 30, 2005 levels, the company estimates that an additional $0.25 of earnings per diluted share will be recognized in consolidated earnings in the Energy Marketing and Resource Management segment when natural gas is withdrawn from storage. This is forecasted to occur during the first quarter of 2006.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides service to 330,000 electric and 285,000 natural gas customers in three Western states. Avista’s non-regulated subsidiaries include Avista Advantage and Avista Energy. Avista Corp.’s stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

NOTE: Avista Corp. will host a conference call on October 27, 2005, at 10:30 a.m. EDT to discuss this report with financial analysts. Investors, news media and other interested parties may listen to the simultaneous webcast of this conference call. To register for the webcast, please go to www.avistacorp.com.

A replay of the conference call will be available from 12:30 p.m. EDT on October 27 through 11:59 p.m. EST November 3, 2005. Call (888) 286-8010, passcode 56776911 to listen to the replay. The webcast will be archived at www.avistacorp.com for one year.

The attached income statement, balance sheet, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding the company’s current expectations for future financial performance and cash flows, capital expenditures, the company’s current plans or objectives for future operations, future hydroelectric generation projections, and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond the company’s control and many of which could have significant impact on the company’s operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from the those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions, including the effect of precipitation and temperatures on the availability of hydroelectric resources and the effect of temperatures on customer demand; changes in the utility regulatory environment; the impact of regulatory decisions; the potential effects of any legislation or administrative rulemaking passed into law; the impact from the potential formation of a Regional Transmission Organization; the ability to relicense the Spokane River Project at a cost-effective level with reasonable terms and conditions; volatility and illiquidity in wholesale energy markets; changes in wholesale energy prices; changes in global energy markets; wholesale and retail competition; unplanned outages at any company-owned generating facilities; unanticipated delays or changes in construction costs; natural disasters that can disrupt energy delivery; blackouts or large disruptions of transmission systems; changes in industrial, commercial and residential growth and demographic patterns; the loss of significant customers and/or suppliers; failure to deliver on the part of any parties from which the company purchases and/or sells capacity or energy; changes in the creditworthiness of customers and energy trading counterparties; the company’s ability to obtain financing; the impact of any potential change in the company’s credit ratings; changes in future economic conditions in the company’s service territory and the United States in general; changes in rapidly advancing technologies; the potential for future terrorist attacks; changes in tax rates and/or policies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies; the outcome of legal and regulatory proceedings concerning the company or affecting directly or indirectly its operations; employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, as well as the ability to recruit and retain employees; changes in actuarial assumptions and the return on assets with respect to the company’s pension plan; increasing health care costs and the resulting effect on health insurance premiums; and increasing costs of insurance, changes in coverage terms and the ability to obtain insurance.

For a further discussion of these factors and other important factors, please refer to the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. The forward-looking statements contained in this news release speak only as of the date hereof. The company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the company’s business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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AVISTA CORPORATION

CONSOLIDATED COMPARATIVE STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	Third Quarter		Nine Months Ended September 30,
	2005	2004	2005	2004
OPERATING REVENUES	$265,679	$241,552	$901,175	$811,172

OPERATING EXPENSES:
Resource costs	167,025	136,000	520,157	434,761
Operations and maintenance	35,828	39,900	103,874	106,919
Administrative and general	23,156	26,479	72,490	76,745
Depreciation and amortization	21,368	20,458	65,462	58,770
Taxes other than income taxes	14,375	14,170	51,072	49,638

Total operating expenses	261,752	237,007	813,055	726,833

GAIN ON SALE OF UTILITY PROPERTIES	884	—	4,093	—

INCOME FROM OPERATIONS	4,811	4,545	92,213	84,339

OTHER INCOME (EXPENSE):
Interest expense	(21,583)	(21,481)	(64,723)	(65,584)
Interest expense to affiliated trusts	(1,582)	(1,314)	(4,548)	(4,399)
Capitalized interest	392	417	979	1,393

Net interest expense	(22,773)	(22,378)	(68,292)	(68,590)
Other income—net	3,511	2,356	7,173	6,728

Total other income (expense)—net	(19,262)	(20,022)	(61,119)	(61,862)

INCOME (LOSS) BEFORE INCOME TAXES	(14,451)	(15,477)	31,094	22,477
INCOME TAXES	(5,414)	(5,695)	11,338	9,443

NET INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(9,037)	(9,782)	19,756	13,034
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (net of tax) (Note 1)	—	—	—	(460)

NET INCOME (LOSS)	$(9,037)	$(9,782)	$19,756	$12,574

Weighted-average common shares outstanding (thousands), Basic	48,538	48,416	48,508	48,384
Weighted-average common shares outstanding (thousands), Diluted	48,538	48,416	49,046	48,899
EARNINGS (LOSS) PER COMMON SHARE, BASIC:
Earnings (loss) per common share before cumulative effect of accounting change	$(0.19)	$(0.20)	$0.41	$0.27
Loss per common share from cumulative effect of accounting change (Note 1)	—	—	—	(0.01)

Total earnings (loss) per common share, basic	$(0.19)	$(0.20)	$0.41	$0.26

EARNINGS (LOSS) PER COMMON SHARE, DILUTED:
Earnings (loss) per common share before cumulative effect of accounting change	$(0.19)	$(0.20)	$0.40	$0.27
Loss per common share from cumulative effect of accounting change (Note 1)	—	—	—	(0.01)

Total earnings (loss) per common share, diluted	$(0.19)	$(0.20)	$0.40	$0.26

Dividends paid per common share	$0.135	$0.130	$0.405	$0.385

Note 1.	Amount for the nine months ended September 30, 2004 represents the implementation of Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities,” which resulted in the consolidation of several minor entities.

Issued October 27, 2005

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	September 30, 2005	December 31, 2004
Assets
Cash and cash equivalents	$62,965	$88,317
Restricted cash	39,466	26,175
Accounts and notes receivable	334,845	308,459
Current energy commodity assets	1,522,517	284,231
Current utility energy commodity derivative assets	139,794	12,557
Other current assets	188,459	182,961
Total net utility property	2,079,975	1,956,063
Investment in exchange power-net	34,096	35,933
Non-utility properties and investments-net	77,790	78,564
Non-current energy commodity assets	583,796	254,657
Investment in affiliated trusts	13,403	13,403
Other property and investments-net	18,594	19,721
Regulatory assets for deferred income taxes	121,151	123,159
Other regulatory assets	22,061	43,428
Non-current utility energy commodity derivative assets	108,835	55,825
Power and natural gas deferrals	139,600	148,206
Unamortized debt expense	48,647	53,413
Other deferred charges	23,041	21,109

Total Assets	$5,559,035	$3,706,181

Liabilities and Stockholders’ Equity
Accounts payable	$358,757	$325,194
Current energy commodity liabilities	1,511,624	253,527
Current portion of long-term debt	51,516	85,432
Short-term borrowings	157,498	68,517
Other current liabilities	293,946	143,728
Long-term debt	844,291	901,556
Long-term debt to affiliated trusts	113,403	113,403
Preferred stock (subject to mandatory redemption)	26,250	28,000
Non-current energy commodity liabilities	559,631	215,055
Regulatory liability for utility plant retirement costs	184,021	175,575
Non-current utility energy commodity derivative liabilities	41,212	33,490
Deferred income taxes	498,612	488,471
Other non-current liabilities and deferred credits	164,316	121,028

Total Liabilities	4,805,077	2,952,976

Common stock—net (48,561,216 and 48,471,511 outstanding shares)	620,178	617,884
Retained earnings and accumulated other comprehensive loss	133,780	135,321

Total Stockholders’ Equity	753,958	753,205

Total Liabilities and Stockholders’ Equity	$5,559,035	$3,706,181

Issued October 27, 2005

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS

(Dollars in Thousands)

	Third Quarter		Nine Months Ended September 30,
	2005	2004	2005	2004
Avista Utilities
Retail electric revenues	$121,992	$124,556	$373,211	$374,170
Retail kWh sales (in millions)	2,047	2,080	6,227	6,176
Retail electric customers at end of period	333,598	327,410	333,598	327,410

Wholesale electric revenues	$40,260	$15,012	$100,737	$40,514
Wholesale kWh sales (in millions)	597	326	1,959	1,079

Sales of fuel	$6,869	$19,569	$33,122	$58,926
Other electric revenues	$4,089	$5,759	$11,932	$14,801

Total natural gas revenues	$48,499	$33,696	$260,741	$200,332
Total therms delivered (in thousands)	80,441	66,959	373,779	331,330
Retail natural gas customers at end of period	290,121	300,020	290,121	300,020

Income from operations (pre-tax)	$17,284	$8,446	$117,792	$83,800
Net income (loss)	$(1,803)	$(7,332)	$35,590	$12,576

Energy Marketing and Resource Management
Gross margin (operating revenues less resource costs)	$(9,588)	$7,617	$(14,398)	$24,728
Income (loss) from operations (pre-tax)	$(14,460)	$(2,874)	$(29,241)	$3,624
Net income (loss)	$(8,266)	$(1,241)	$(16,874)	$3,793
Electric sales (millions of kWhs)	7,785	9,019	21,454	24,754
Natural gas sales (thousands of dekatherms)	45,197	40,561	131,313	155,240

Avista Advantage
Revenues	$8,201	$6,021	$23,143	$16,808
Income from operations (pre-tax)	$2,201	$823	$5,336	$650
Net income	$1,274	$391	$3,000	$24

Other
Revenues	$4,843	$4,066	$13,476	$12,645
Loss from operations (pre-tax)	$(214)	$(1,850)	$(1,674)	$(3,735)
Net loss before cumulative effect of accounting change	$(242)	$(1,600)	$(1,960)	$(3,359)
Net loss	$(242)	$(1,600)	$(1,960)	$(3,819)

Issued October 27, 2005